Exhibit 99.2

Prospect Global Announces Pricing of $5 Million Equity Offering

Financing Will Support Continued Development of Holbrook Basin Project

DENVER, CO, June 21, 2013 - Prospect Global Resources Inc. (NASDAQ: PGRX) announced today that it has priced an underwritten public offering of 41,666,700 units at $0.12 per unit.  The gross proceeds to the Company from the offering are expected to be $5 million, and the net proceeds are expected to be approximately $3.25 million, after deducting underwriting commissions and other estimated offering expenses.  Each unit consists of one share of common stock, one Series A Warrant to purchase one share of common stock, and one Series B Warrant to purchase one share of common stock and one additional Series A Warrant.  The underwriters will have a 30-day option to purchase up to an additional 1,173,190 shares of common stock and/or warrant units consisting of one Series A Warrant and one Series B Warrant at the offering price, less underwriting commissions, solely to cover overallotments.

The closing of the offering is expected to take place on or about June 26, 2013, subject to the satisfaction of customary closing conditions.

Roth Capital Partners, LLC is acting as the sole manager for the offering.

The offering will be conducted via an existing effective shelf registration statement. An electronic prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the preliminary prospectus supplement, the base prospectus or the Company’s shelf registration statement.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources and development of its potash resources and potash mining facility. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.

For further information, please contact:

Gregory M. Dangler, Interim CFO

+1 (303) 990-8444